Exhibit 99.1
Contact:	Bryan Hay, 610-774-5997
PPL Electric Utilities

Pennsylvania PUC approves PPL Electric Utilities' rates for 2013
Additional distribution revenue to help keep reliability strong, allow the utility to address aging delivery system

ALLENTOWN, Pa. (Dec. 31, 2012) -- The Pennsylvania Public Utility Commission on Dec. 28 approved changes in PPL Electric Utilities' distribution rates effective Jan. 1, 2013.  The new rates will provide about $71 million in additional annual revenue.
For residential customers, the changes include an increase in distribution charges to reflect higher operating and maintenance expenses, including recovery of extraordinary costs for storms in 2011, and improvements to the distribution system over the past two years to enable PPL Electric Utilities to provide safe, reliable service to customers.
Beginning Jan. 1, the distribution rate increase and other rate changes approved by the commission will result in a 3 percent increase to the total monthly bill for an average residential customer using 1,000 kilowatt-hours a month and receiving generation service from PPL Electric Utilities. The total monthly bill for small business customers using 1,000 kilowatt-hours a month and receiving generation service from PPL Electric Utilities will increase by 1 percent. Overall bills for customers who have switched to other suppliers will depend largely on their supplier's prices in the new year.
The new rates approved by the PUC are offset by lower generation charges for electricity. For example, the average residential customer's total monthly bill will be 10 percent less than they were paying at the beginning of 2011, and 12 percent less than January of 2010 when the company's generation rate caps expired.

Strengthening electric delivery system
"These new rates will allow us to begin recovering the costs from distribution system improvements made over the past two years and will improve our ability to attract the capital funding needed to modernize our delivery system and better serve our customers," said Gregory Dudkin, president of PPL Electric Utilities.
"We realize our customers depend on reliable electric service for their quality of life," he said. "We're investing $3.6 billion through 2016 to upgrade our transmission and distribution systems as part of a long-term commitment to strengthen reliability, replace aging infrastructure and improve our operations."
During 2012, PPL Electric Utilities rebuilt hundreds of miles of power lines, added new substations and distribution automation, and stepped up line inspections and tree trimming.
"Dozens of system improvement projects this year will benefit our customers, helping us deliver power safely and reliably for years to come," said Dudkin, adding that the  company's planned capital investment not only helps customers but also creates jobs and economic benefits.

Assistance available
For customers who need help with their utility bills, information on budget billing and payment assistance programs can be found in the My Account section of pplelectric.com. Or, customers can call 1-800-358-6623.
PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), provides electric delivery services to about 1.4 million customers in Pennsylvania and consistently ranks among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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